Exhibit 99.1

Dyax Corp. Announces Second Quarter 2014 Financial Results

BURLINGTON, Mass.--(BUSINESS WIRE)--July 29, 2014--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the second quarter ended June 30, 2014. Dyax will host a webcast and conference call at 5:00 p.m. (ET) today to review financial results and provide updates regarding its key value drivers – the hereditary angioedema (HAE) business, including KALBITOR® (ecallantide), DX-2930, and the Licensing and Funded Research Portfolio (LFRP).

Highlights for the second quarter 2014 included:

  Commenced dosing in the Phase 1b study of DX-2930 in HAE patients;
  Dyax licensee, Eli Lilly and Company (Lilly), began marketing CYRAMZA™ (ramucirumab) as a single agent treatment for patients with advanced gastric cancer after prior chemotherapy;
  KALBITOR® net sales were $16.6 million, an increase over the second quarter 2013 net sales which were $8.6 million;
  KALBITOR patient demand units (units sold by distributors to hospitals or patients) increased by approximately 40% over the second quarter 2013; and
  Cash, cash equivalents and investments at June 30, 2014 totaled $187.7 million.

"We achieved a number of milestones in the second quarter, including continued growth in the KALBITOR business,” said Gustav Christensen, President and Chief Executive Officer of Dyax. “We also commenced dosing in the Phase 1b study of DX-2930, our drug candidate for the prevention of HAE attacks. We expect to report data from this study in early 2015.”

Mr. Christensen concluded, “Our licensee, Lilly, also launched CYRAMZA, the first approved product from our LFRP. Dyax is eligible to receive a net royalty of 2.5% on the first ten years of commercial sales. We continue to execute on our goals and Dyax remains well-positioned for future growth thanks to the diversity of our businesses.”

2014 Second Quarter Financial Results

Total revenues for the quarter ended June 30, 2014 were $19.6 million, as compared to $11.3 million for the comparable quarter in 2013. Included in 2014 revenues were $16.6 million of KALBITOR net sales, as compared to $8.6 million for the same period in 2013. For the six months ended June 30, 2014, total revenues were $33.7 million, compared to $23.4 million for the same period in 2013. The six-month 2014 revenues included $29.1 million of KALBITOR net sales, as compared to $17.2 million in the 2013 period.

Dyax expects quarterly and annual revenues to continue to fluctuate due to the timing and amount of distributor demand and future milestone payments, the clinical activities of collaborators and licensees, the timing and completion of contractual commitments and the level of KALBITOR utilization, which continues to vary significantly, particularly in patients who experience and treat frequent HAE attacks.

Cost of product sales for KALBITOR for the second quarter of 2014 were $975,000, as compared to $563,000 for the same quarter in 2013. For the six months ended June 30, 2014, cost of product sales were $1.8 million, as compared to $1.3 million for the same period in 2013. For the 2013 periods, KALBITOR sales were comprised of a combination of product manufactured both prior to and following FDA approval. Accordingly, cost of product sales during the 2013 periods do not reflect the full KALBITOR manufacturing cost.

Research and development expenses for the second quarter of 2014 were $8.5 million, as compared to $6.5 million for the same quarter in 2013. For the six months ended June 30, 2014, research and development expenses were $15.3 million, as compared to $15.1 million for the same period in 2013. Research and development expenses primarily relate to the following Dyax initiatives: 1) development costs associated with DX-2930, together with other research programs; 2) KALBITOR medical support and post-marketing requirements; and 3) pass-through license fees paid by Dyax licensees under the LFRP.

Selling, general and administrative expenses were $10.6 million for the second quarter of 2014, as compared to $10.2 million for the same quarter in 2013. For the six months ended June 30, 2014, selling, general and administrative costs were $20.1 million, as compared to $21.3 million for the same period in 2013. The higher selling, general and administrative costs in the six months ended June 30, 2013 were primarily due to $1.1 million of non-cash stock option expense from the modification of certain stock options.

For the quarter ended June 30, 2014, Dyax reported a net loss of $3.1 million or $0.02 per share attributable to common stockholders, as compared to a net loss of $8.4 million or $0.08 per share for the same quarter in 2013. For the six months ended June 30, 2014, Dyax reported a net loss of $8.8 million or $0.07 per share attributable to common stockholders, as compared to a net loss of $19.6 million or $0.19 per share for the same period in 2013.

As of June 30, 2014, Dyax had cash, cash equivalents, and investments totaling $187.7 million, exclusive of restricted cash.

Financial Guidance

Dyax has revised its financial guidance for 2014:

  Top-line total revenue expected to be in the range of $61-66 million, including KALBITOR net sales of $51–56 million.
    Revised guidance reflects the expectations that quarterly and annual KALBITOR net sales will fluctuate due to the level of KALBITOR utilization for individual patients. Utilization continues to vary significantly based on fluctuations in the number of HAE attacks and the consistency with which patients treat their HAE attacks with KALBITOR.
    Total top-line revenue guidance excludes royalties from CYRAMZA for which revenue is expected to be recognized, commencing with the third quarter of 2014.
  Operating costs and expenses (cost of product sales, research and development expenses, and selling, general and administrative costs) are now expected to be in the range of $80-82 million.
Webcast and Conference Call
Date:	Tuesday, July 29, 2014
Time:	5:00 p.m. ET
Telephone Access:	Domestic callers, dial 877-674-2415; reference the Dyax conference call
International callers, dial 708-290-1364
No passcode required.
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through August 25, 2014 and may be accessed by dialing 855-859-2056. International callers should dial 404-537-3406. The replay passcode for all callers is 65668940. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on the discovery, development and commercialization of novel biotherapeutics for unmet medical needs. The Company currently markets KALBITOR® for the treatment of acute attacks of hereditary angioedema (HAE) in patients 12 years of age and older. Dyax is currently developing DX-2930, a fully human monoclonal antibody inhibitor of plasma kallikrein, as a subcutaneous injection for the prevention of HAE attacks.

Both KALBITOR and DX-2930 were identified using Dyax's patented phage display technology. Dyax has broadly licensed this technology and has a portfolio of product candidates being developed by its licensees, which it refers to as the Licensing and Funded Research Portfolio (LFRP). The Company is eligible to receive future milestones and/or royalties dependent upon the development and commercialization of these candidates. In April 2014, Dyax’s licensee Eli Lilly received FDA approval for CYRAMZA™ (ramucirumab) as a single-agent treatment for patients with advanced gastric cancer after prior chemotherapy, making this the first approved product from Dyax’s LFRP.

For additional information about Dyax, please visit www.dyax.com.

For additional information about KALBITOR, including full prescribing information, please visit www.KALBITOR.com.

Disclaimer

This press release contains forward-looking statements, including statements regarding the timing and amount of royalties from CYRAMZA, the prospects for product candidates in the LFRP, the prospects for continued clinical development of DX-2930, and guidance for total revenue, KALBITOR net sales and operating costs and expenses for 2014. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax and its licensees compete. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties involved in any future projections, as well as uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: competition from new and existing treatments for HAE; uncertainty regarding KALBITOR’s market share; uncertainty regarding treatment rates for patients on KALBITOR and distributor channel inventory levels; uncertainty regarding the clinical development and prospects for regulatory approval of DX-2930; Dyax’s dependence on licensees and collaborators for development, clinical trials, manufacturing, sales and distribution of product candidates in the LFRP; uncertainties as to whether one or more product candidates in the LFRP will achieve development and regulatory milestones and be commercialized and generate royalties; uncertainties regarding Lilly’s ability to successfully market CYRAMZA for the treatment of advanced gastric cancer; Dyax’s dependence on the expertise, effort, priorities and contractual obligations of third parties in the manufacture of KALBITOR and DX-2930; uncertainties regarding the development and any resulting marketing, sales and distribution of KALBITOR outside of the United States; changing requirements and costs associated with Dyax's planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K as updated by its Quarterly Reports on Form 10-Q and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(In thousands, except share and per share data)
Revenues:
Product sales, net	$16,582	$8,568	$29,089	$17,155
Development and license fees	$3,003	$2,768	$4,613	$6,221
Total revenues, net	$19,585	$11,336	$33,702	$23,376

Costs and expenses:
Cost of product sales	975	563	1,760	1,271
Research and development	8,456	6,450	15,325	15,121
Selling, general and administrative	10,565	10,173	20,054	21,297

Total costs and expenses	19,996	17,186	37,139	37,689

Loss from operations	(411)	(5,850)	(3,437)	(14,313)

Other income (expense):
Interest and other income	73	4	111	9
Interest and other expense	(2,723)	(2,586)	(5,446)	(5,321)
Total other expense	(2,650)	(2,582)	(5,335)	(5,312)

Net loss	$(3,061)	$(8,432)	$(8,772)	$(19,625)

Basic and diluted net loss per share	$(0.02)	$(0.08)	$(0.07)	$(0.19)

Shares used in computing basic and diluted net loss per share	135,873,613	104,977,247	130,277,157	102,325,469

SELECTED CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION
(Unaudited)

	June 30,	December 31,
	2014	2013
	(In thousands)
Assets

Cash, cash equivalents and investments	$187,699	$111,381
Accounts receivable, net	5,243	6,506
Inventory	7,815	8,362
Fixed assets	4,677	4,960
Restricted cash	1,100	1,100
Other assets	2,090	1,898

Total assets	$208,624	$134,207

Liabilities and Stockholders' Equity

Accounts payable and other current liabilities	$13,298	$14,822
Deferred revenue	7,338	8,021
Note payable and other long-term debt	82,051	81,979
Other long-term liabilities	2,983	3,063

Total liabilities	105,670	107,885

Common and preferred stock and additional paid-in capital	645,596	560,282
Accumulated deficit and other comprehensive income	(542,642)	(533,960)

Total stockholders' equity	102,954	26,322

Total liabilities and stockholders' equity	$208,624	$134,207

CONTACT:
Dyax Corp.
Jennifer Robinson, 617-250-5741
Director, Investor Relations and Corporate Communications
jrobinson@dyax.com